Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES FEBRUARY CASH DISTRIBUTION
     DALLAS, Texas, February 17, 2011 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.097901 per unit, payable on March 14, 2011, to unit holders of record on February 28, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased from the previous month due primarily to extraordinarily higher capital expenditures as the result of timing of payments relating to the 2010 budget. This is offset by higher prices for both oil and gas. This would primarily reflect production for the month of December. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 42,871 bbls and 180,258 Mcf. The average price for oil was $82.59 per bbl and for gas was $7.28 per Mcf. Capital expenditures were approximately $1,446,982. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil	Gas
			(per bbl)	(per Mcf)
Current Month	42,871	180,258	$82.59	$7.28
Prior Month	54,882	236,912	$79.54	$6.75
     The 2010 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of Permian’s 2010 Tax Information booklet will be posted on Permian’s website by March 1, 2011. In addition to the tax booklet, and new this year, the Permian website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators will also be available on Permian’s website by March 1, 2011.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085